Exhibit 99.1

Gartner to Acquire CEB for $2.6 Billion in Cash and Stock

Creates the Leading Global Research and Advisory Company for All Major Functions in the Enterprise

Gartner’s Proven Operational Expertise and Sustained Track Record of Execution Expected to Accelerate Contract Value Growth in CEB’s Business

Immediately Accretive to Gartner’s Adjusted EPS and Double-Digit Percentage Accretive to Adjusted EPS in 2018

Strategic Combination Broadens Capabilities to Capture Expanded Addressable Market

Gartner to Host Conference Call and Webcast at 8:30 a.m. ET Today

STAMFORD, Conn. and ARLINGTON, Va. — January 5, 2017 — Gartner, Inc. (NYSE: IT), the world’s leading information technology research and advisory company, and CEB Inc. (NYSE: CEB), the industry leader in providing best practice and talent management insights, today announced that they have entered into a definitive agreement whereby Gartner will acquire all of the outstanding shares of CEB in a cash and stock transaction valued at approximately $2.6 billion. The transaction has a total enterprise value of approximately $3.3 billion, including Gartner’s assumption of approximately $0.7 billion in CEB net debt. The transaction is immediately accretive to Gartner’s adjusted EPS and is expected to be double-digit percentage accretive in 2018. The transaction has been unanimously approved by the Boards of Directors of both companies and is expected to close in the first half of 2017.

Under the terms of the agreement, CEB shareholders will receive $54.00 in cash and 0.2284 shares of Gartner common stock for each share of CEB common stock they own, implying 70% cash and 30% stock consideration for the offer. The total $77.25 per share consideration represents a premium of approximately 31% compared to the volume weighted average closing stock price of CEB over the past 30 days, approximately 41% compared to the volume weighted average closing stock price of CEB over the past 60 days, and approximately 25% compared to CEB’s closing stock price on January 4, 2017, the last trading day prior to today’s announcement. Upon completion of the transaction, Gartner shareholders will own approximately 91% of the combined company and CEB shareholders will own approximately 9%. In addition to issuing Gartner shares, the transaction will be funded through a combination of Gartner cash, capacity under its existing credit facility and new additional debt financing.

The addition of CEB further enhances Gartner’s ability to deliver tremendous value to its clients and help them make the right decisions with confidence. Gartner’s analyst-driven, syndicated research and advisory services in Information Technology (IT), Marketing and Supply Chain, combined with CEB’s best practice and talent management insights across a range of business functions, including Human Resources (HR), Sales, Finance and Legal, will provide a comprehensive and differentiated suite of advisory services aligned to the mission-critical priorities of virtually all functional business leaders across every industry and size of enterprise worldwide.

On a pro forma basis, the combined company’s reported results for the last 12 months ended September 30, 2016 include approximately $3.3 billion in revenue, $693 million in adjusted earnings before interest, taxes depreciation and amortization (EBITDA), and $463 million in free cash flow. Together, Gartner and CEB will employ more than 13,000 associates serving clients in more than 100 countries worldwide.

“We are excited about joining forces with CEB, a world-class company we have long admired. Our highly complementary business models will create the leading global research and advisory company for all major functions in the enterprise,” said Gene Hall, chief executive officer of Gartner. “We look forward to working with CEB’s highly talented teams to leverage our global reach and apply Gartner’s proven operational and sales execution capabilities at scale to accelerate growth across CEB’s businesses. We will also introduce Gartner’s existing syndicated research and advisory services to CEB’s clients in a broad range of functional areas that extend beyond our existing IT, Marketing and Supply Chain roles. Similarly, we will introduce CEB’s best practice and talent management insights to Gartner clients worldwide.”

“We expect this acquisition to create value for our shareholders in both the near and long-term, including immediate accretion on an adjusted EPS basis,” added Mr. Hall. “Associates will benefit from expanded career opportunities as part of a larger, strong organization with the most extensive client offering in the industry. We remain focused on delivering tremendous value to our clients, capturing our vast market opportunity and continuing our trend of driving consistent double-digit growth in revenue, earnings and free cash flow.”

Tom Monahan, chairman and chief executive officer of CEB, said, “We have long admired Gartner for its impact on clients and track record of growth. We’re pleased to reach this agreement, which offers compelling benefits to CEB shareholders, clients and employees. CEB shareholders will receive substantial and immediate value for their investment while benefitting from the upside and strong growth prospects of the combined company. The combined company will have unmatched insight into technology, talent and the other drivers of corporate performance. It will also have deep reach into a massive, immediately addressable market with clear need for our support across a range of functional areas. CEB employees will benefit from being part of a diversified and growing global organization with enhanced opportunities for career growth and development. We look forward to working with the Gartner team to accelerate our growth and scale our impact on members and clients.”

Mr. Hall concluded, “Gartner and CEB are well-aligned from a culture, talent and business model perspective, which will support a seamless integration following close. We look forward to welcoming CEB to our team as we work to realize the benefits of this compelling combination for all our clients, shareholders and associates around the world.”

Benefits of the Transaction

•	Accelerates CEB’s Growth by Leveraging Gartner’s Proven Practices and Global Scale. Gartner will accelerate CEB’s revenue growth by applying its proven practices operating at scale, which have driven Gartner’s sustained double-digit growth. CEB will also benefit from Gartner’s broader market presence and global footprint. As a result, Gartner expects to deliver double-digit contract value growth for CEB by the third full year after closing.

•	A Highly Complementary Combination with Enhanced Capabilities. Gartner will expand CEB’s existing best practice and talent management insights for executives in large enterprises into the mid-size enterprise segment, where Gartner has more extensive market presence. In addition, Gartner will introduce and develop a comprehensive suite of new syndicated research and advisory products leveraging CEB’s existing strength in Human Resources, Sales, Finance and Legal. CEB’s large enterprise clients will benefit from Gartner’s expertise in technology as decision-making is increasingly taking place across a wider range of functional roles beyond IT.

•	Attractive and Aligned Business Model Fundamentals. The combination will benefit from a complementary, expanded and growing base of recurring, subscription-based revenue streams offering high visibility and high renewal rates. In addition, both companies are expected to continue generating strong cash flow conversion given the negative working capital dynamics associated with upfront invoicing.

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Delivers Attractive Short and Long-Term Financial Benefits. The transaction is expected to be immediately accretive to Gartner’s adjusted EPS before cost synergies, with double-digit percentage accretion in 2018. In addition, Gartner expects to realize annualized cost synergies of approximately $25 million - $50 million starting in 2018, which will further enhance the financial benefits of the transaction for shareholders. Over the longer-term, Gartner expects to deliver double-digit revenue, earnings and free cash flow growth while maintaining a strong balance sheet and liquidity profile. Given the expected strong cash flow generation of the combined business, Gartner plans to quickly de-lever to approximately 3 times gross leverage within 24 to 36 months after closing.

•	Significantly Expands Market Opportunity to Enhance Long-Term Growth. Gartner’s existing vast market opportunity in IT, Marketing and Supply Chain, combined with CEB’s massive market opportunity in Human Resources, Sales, Finance and Legal, significantly increases the overall addressable opportunity for the combined company.

Approvals, Financing and Close

The transaction, which is expected to be completed in the first half of 2017, is subject to the approval of CEB shareholders and the satisfaction of customary closing conditions, including applicable regulatory approvals. Under the terms of the definitive agreement, CEB has a go-shop right to solicit third party alternative acquisition proposals for the next 35 days.

As part of the transaction, Gartner will issue approximately 8 million shares of Gartner common stock. Gartner intends to fund the cash portion of the transaction consideration through a combination of cash on hand and fully committed debt financing to be provided by JPMorgan Chase Bank, N.A. and Goldman Sachs Bank USA. Upon completion of the transaction, Gartner is expected to have net debt of approximately $3 billion.

Advisors

Evercore and Goldman, Sachs & Co. are serving as financial advisors to Gartner, and Wilson Sonsini Goodrich & Rosati is serving as legal counsel. Centerview Partners LLC acted as lead financial advisor to CEB and Allen & Company LLC also acted as financial advisor. Kirkland & Ellis LLP is serving as legal counsel.

Conference Call and Webcast

Gartner will hold a conference call to discuss the transaction today at 8:30 a.m. ET. The dial-in number for the conference call is (866) 610-1072 (or (973) 935-2840 for international callers). The participant passcode is 46334837. The call will also be webcast live and can be accessed at the company’s website at www.investor.gartner.com. A replay of the call will be available at the company’s website, or by calling (800) 585-8367 (or (404) 537-3406 for international callers), passcode 46334837, beginning at approximately 11:30 a.m. ET.

Additional information regarding the CEB acquisition can be found on Gartner’s website in the “Investor Relations” section.

About Gartner

Gartner, Inc. (NYSE) is the world’s leading information technology research and advisory company. We deliver the technology-related insight necessary for our clients to make the right decisions, every day. From CIOs and senior information technology (IT) leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to supply chain professionals, digital marketing professionals and technology investors, we are the valuable partner to clients in more than 10,000 distinct enterprises. We work with clients to research, analyze and interpret the business of IT within the context of their individual roles. Gartner is headquartered in Stamford, Connecticut, U.S.A., and has almost 9,000 associates, including 1,900 research analysts and consultants, operating in more than 90 countries. For more information, visit www.gartner.com.

About CEB

CEB is a best practice insight and technology company. In partnership with leading organizations around the globe, we develop innovative solutions to drive corporate performance. CEB equips leaders at more than 10,000 companies with the intelligence to effectively manage talent, customers, and operations. CEB is a trusted partner to nearly 90% of the Fortune 500 and FTSE 100, 80% of the JSE, and more than 70% of the Dow Jones Asian Titans. More at www.cebglobal.com/.

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or our future financial or operating performance. Forward-looking statements may contain words such as “will be,” “will,” “expects,” “expected,” “intends,” “continue,” or similar expressions, and include the assumptions that underlie such statements. These forward-looking statements include statements about future financial and operating results; benefits of the transaction to customers, stockholders and employees; potential synergies and cost savings; the ability of the combined company to drive growth and expand client relationships; the financing of the transaction and other statements regarding the proposed transaction. Gartner’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including but not limited to:

•	failure of CEB stockholders to adopt the merger agreement or that the companies will otherwise be unable to consummate the merger on the terms set forth in the merger agreement;

•	the risk that the businesses will not be integrated successfully;

•	the risk that synergies will not be realized or realized to the extent anticipated;

•	uncertainty as to the market value of the Gartner merger consideration to be paid in the merger;

•	the risk that required governmental approvals of the merger will not be obtained;

•	the risk that Gartner following this transaction will not realize its financing or operating strategies;

•	litigation in respect of either company or the merger; and

•	disruption from the merger making it more difficult to maintain certain strategic relationships.

The forward-looking statements contained in communication are also subject to other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the Securities and Exchange Commission on February 24, 2016 and those discussed in “Risk Factors” in the S-4 to be filed by Gartner with the SEC at a future date and in the documents which are incorporated by reference therein. The forward-looking statements in this press release are based on information available to Gartner as of the date hereof, and Gartner disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Measures

This communication may contain certain measures that are not calculated in accordance with U.S. generally accepted accounting principles, or GAAP. Management believes that these non-GAAP financial measures are useful to investors and others in evaluating the proposed business combination.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This communication is being made in respect of a proposed business combination involving Gartner and CEB. In connection with the proposed transaction, Gartner will file with the SEC a Registration Statement on Form S-4 that includes the preliminary proxy statement of CEB and that will also constitute a prospectus of Gartner. The information in the preliminary proxy statement/prospectus is not complete and may be changed. Gartner may not sell the common stock referenced in the proxy statement/prospectus until the

Registration Statement on Form S-4 filed with the SEC becomes effective. The preliminary proxy statement/prospectus and this communication are not offers to sell Gartner securities, are not soliciting an offer to buy Gartner securities in any state where the offer and sale is not permitted and are not a solicitation of any vote or approval. The definitive proxy statement/prospectus will be mailed to stockholders of CEB.

GARTNER AND CEB URGE INVESTORS AND SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. Copies of documents filed with the SEC by Gartner (when they become available) may be obtained free of charge on Gartner’s website at www.gartner.com or by directing a written request to Gartner, Inc., Investor Relations, 56 Top Gallant Road Stamford, CT 06902-7747. Copies of documents filed with the SEC by CEB (when they become available) may be obtained free of charge on CEB’s website at www.cebglobal.com or by directing a written request to CEB, Inc. care of Investor Relations, 1919 North Lynn Street, Arlington, VA 22209.

Participants in the Merger Solicitation

Each of Gartner, CEB and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding these persons who may, under the rules of the Securities and Exchange Commission, be considered participants in the solicitation of CEB stockholders in connection with the proposed transaction is set forth in the proxy statement/prospectus described above filed with the Securities and Exchange Commission. Additional information regarding Gartner’s executive officers and directors is included in Gartner’s definitive proxy statement, which was filed with the SEC on April 11, 2016. Additional information regarding CEB’s executive officers and directors is included in CEB’s definitive proxy statement, which was filed with the SEC on April 29, 2016. You can obtain free copies of these documents using the information in the paragraph immediately above.

Gartner Contacts:

Investors/Analysts:

Sherief Bakr

Group Vice President, Investor Relations

(203) 316-6537

investor.relations@Gartner.com

Media:

Andi Rose, Mahmoud Siddig, Aura Reinhard

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

CEB Inc. Contacts:

Investors/Analysts:

Rich Lindahl

c/o jconnor@cebglobal.com

(571) 303-6956

Media:

Leslie Tullio

ltullio@cebglobal.com

(571) 303-5689